Exhibit 2.7

PRIVATE & CONFIDENTIAL

Dated:              2007

FORM OF

TOWER BRIDGE INTERNATIONAL SERVICES L.P. and

BGC INTERNATIONAL (1)

On behalf of themselves and the BGC Entities

and

CANTOR FITZGERALD, L.P. (2)

On behalf of itself and the CFLP Entities

including those listed on page 1 hereof

ADMINISTRATIVE SERVICES AGREEMENT

Administrative Services Agreement

Tower Bridge International Services L.P. and others

Cantor Fitzgerald, L.P and others

THIS ADMINISTRATIVE SERVICES AGREEMENT is dated      May 2007 and is made BETWEEN:

(1)	TOWER BRIDGE INTERNATIONAL SERVICES L.P. a United Kingdom limited partnership established under the Limited Partnership Act 1907 acting through its General Partner Tower Bridge GP Limited whose registered office is at One Churchill Place, London E14 5RD (“Services LP”) and, BGC International, an English unlimited company whose registered office is at One Churchill Place, London E14 5RD (“BGCI”). Collectively Services LP, and BGC International shall be referred to herein as the “Services Providers” and

(2)

CANTOR FITZGERALD, L.P. a Delaware limited partnership whose principal place of business is 499 Park Avenue, New York, NY 10022 on behalf of itself and the CFLP Entities, including but not limited to CANTOR FITZGERALD EUROPE an English unlimited company whose registered office is at 17 Crosswall, London, EC3N 2LB, CANTOR INDEX LIMITED, CANTORCO2e LIMITED, CLIMATE WAREHOUSE UK LIMITED and CANTOR GAMING LIMITED, all English limited companies whose registered offices are at One Churchill Place, London E14 5RD, CANTOR FITZGERALD (HONG KONG) CAPITAL MARKETS LIMITED a Hong Kong limited company whose registered office is at Suites 6402-6408, 64th Floor, Two International Finance Centre, No 8 Finance Street, Central, Hong Kong, CANTOR FITZGERALD (SOUTH AFRICA) PTY LIMITED a South African limited company whose registered office is at c/o Statucor, 13 Wellington Road, Parktown 2193, South Africa and CANTOR G&W INTERNATIONAL LP a limited partnership incorporated under the United Kingdom Limited Partnership Act, 1907 whose registered office is at One Churchill Place, London E14 5RD, and also including any CFLP Entities which become a party to this Agreement pursuant to clause 12.8 or 12.9 hereof. Collectively and individually Cantor Fitzgerald, L.P. and the CFLP Entities shall be referred to herein as the “Services Recipients”.

WHEREAS:

(A)	The Services Providers have the resources and capacity to provide certain services, including office space, personnel and corporate services, such as cash management, internal audit, information technology, facilities management, promotional sales and marketing, legal, payroll, benefits administration and other administrative services and insurance services (collectively, “Administrative Services”).

(B)	The Services Providers are willing to provide or arrange for the provision of Administrative Services to the Services Recipients, all upon the terms and conditions set forth herein.

(C)	In the absence of obtaining such services from the Services Providers, the Services Recipients would require additional staff and would need to enhance its existing administrative infrastructure.

(D)	The Services Recipients may develop the resources and capacity to provide certain Administrative Services to the Services Providers, and are willing to provide or arrange for the provision of such services to the Services Providers, all upon the terms and conditions set forth herein.

Administrative Services Agreement

Tower Bridge International Services L.P. and others

Cantor Fitzgerald, L.P and others

(E)	Each of the parties hereto acknowledges that greater efficiencies and reduced costs are expected to be achieved from the economies of scale associated with the provision of such services by the Services Providers to the Services Recipients and by the Services Recipients to the Services Providers in the manner provided herein during the Term hereof.

NOW IT IS HEREBY AGREED as follows:

1.	Definitions and interpretation

1.1	In this Agreement, unless the context otherwise requires:

“Administrative Services” bears the meaning in Recital A;

“Affiliate” means, in relation to a Party, any person controlled by, controlling, or under common control with that Party;

“BGC Entities” means the direct and indirect current and future Subsidiaries of BGC Partners, L.P. (or of such other entity that Services LP may nominate in writing to CFLP from time to time as controlling BGC Partners, L.P) together with those entities which are nominated to be BGC Entities in accordance with clause 12 hereof and does not include CFLP Entities or eSpeed, Inc and its direct and indirect Subsidiaries;

“CFLP Entities” means the direct and indirect current and future Subsidiaries of CFLP other than (1) the Services Providers and the BGC Entities and (2) eSpeed, Inc. and its direct and indirect Subsidiaries), together with those entities which are nominated to be CFLP Entities in accordance with clause 12 hereof;

“CFLP” means Cantor Fitzgerald, L.P.;

“Effective Date” save where the Parties hereto may agree in writing means the later of 1 January 2007 or the date on which Services Providers commence the provision of services hereunder to a Services Recipient;

“Extended Term” bears the meaning in clause 2 of this Agreement;

“Initial Term” bears the meaning in clause 2 of this Agreement;

“Office” bears the meaning in part (a) of the Schedule;

“Party and Parties” means collectively the Services Providers and the Services Recipients and each of them individually;

“Subsidiaries” means any entity directly or indirectly controlled by either CFLP or BGC Partners, L.P. (excluding each other’s subsidiaries) as the case may be (or in relation to BGC Partners, L.P. only, controlled by such other entity that Services LP may nominate in writing to CFLP from time to time as controlling BGC Partners, L.P); and

Administrative Services Agreement

Tower Bridge International Services L.P. and others

Cantor Fitzgerald, L.P and others

“Term” bears the meaning set out in clause 2.

1.2	In this Agreement, unless the context otherwise requires:

1.2.1	references to a Clause or the Schedule are to a clause of, or the schedule to, this Agreement, and references to this Agreement include its Schedule and references in the Schedule or part or section of the Schedule to a paragraph are to a paragraph of the Schedule or that part or section of the Schedule;

1.2.2	references to this Agreement or any other document or to any specified provision of this Agreement or any other document are to this Agreement, that document or that provision as in force for the time being and as altered from time to time in accordance with the terms of this Agreement or that document or, as the case may be, with the agreement of the relevant parties;

1.2.3	words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include corporations;

1.2.4	the descriptive headings to Clauses, the Schedule and paragraphs are inserted for convenience only, have no legal effect and shall be ignored in the interpretation of this Agreement; and

1.2.5	references to a party are to a party hereto and references to the parties are to the parties hereto.

1.3	references to writing includes any method of reproducing words in a legible and non-transitory form.

2.	Term

2.1	The term of this Agreement commenced on the Effective Date and shall remain in effect for a three year period (the “Initial Term”). Thereafter, this Agreement shall be renewed automatically for successive one year terms (the “Extended Term”), unless any party shall give written notice to the other parties at least 180 days before the end of the Initial Term or the then current Extended Term, as the case may be, of its desire to terminate this Agreement, in which event this Agreement shall end with respect to the terminating party, on the last day of the Initial Term or the then current Extended Term, as the case may be, provided, however, that in the event any of the Services Providers terminates this Agreement, the Services Recipients shall be entitled to continued use of any hardware and equipment that it used prior to the date of this Agreement upon the terms and conditions set forth herein (including the payment terms in clause 5), and provided, further, that the Services Providers shall not be required to repair or replace any such hardware or equipment.

2.2

This Agreement may be terminated by a Party as provided herein or as provided in clause 9, with respect to a particular service or group of services only, in which case it shall remain in full force and effect with respect to the other services described herein. The terminating party shall pay to the other party an amount equal to the costs incurred by the party providing services as a result of such termination, including, without limitation, any

Administrative Services Agreement

Tower Bridge International Services L.P. and others

Cantor Fitzgerald, L.P and others

severance or cancellation fees. Notwithstanding the foregoing, the Term of this Agreement, with respect to any space made available by a Services Provider to Services Recipients pursuant to Schedule A, shall not extend beyond the term of the Services Provider’s lease of (or equivalent right to occupy) such space, including any extension thereof. The Initial Term and the Extended Term are referred to herein as the “Term”.

3.	Services

3.1	During the Term hereof and upon the terms and conditions set forth herein, the Services Providers shall provide such Administrative Services to Services Recipients as reasonably requested by the Services Recipients, including but not limited to, (i) administration and benefits services; (ii) employee benefits, human resources and payroll services; (iii) financial and operations services; (iv) internal auditing services; (v) legal related services; (vi) risk and credit services; (vii) accounting services; (viii) general tax services; (ix) space; (x) personnel; (xi) hardware and equipment; (xii) communication and data facilities; (xiii) facilities management services; (xiv) promotional, sales and marketing services; (xv) procuring of insurance coverage; (xvi) miscellaneous services as the Parties may reasonably agree.

3.2	During the Term and upon the terms and conditions set forth herein, the relevant Services Recipient shall provide to a Services Provider, Administrative Services set out in clause 3.1(i) to (xvi) as the Services Provider may reasonably request from time to time. Where such Services are provided, references herein to the Services Provider shall be the Services Recipient and vice versa.

3.3	A party providing Administrative Services under clauses 3.2 or 3.3 may at its discretion arrange for Affiliates or other third parties to provide such services hereunder. The provision of such Administrative Services shall also be subject to the terms of any other agreements entered into between the parties hereto and any other administrative services agreement with any Affiliate of such services provider or services recipient.

3.4	Each party shall use that degree of skill, care and diligence in the performance of services hereunder that (i) a reasonable Person would use acting in like circumstances in accordance with financial services industry standards and all applicable laws and regulations and (ii) is no less than that exercised by such party with respect to comparable services that it performs on its own behalf.

3.5	The applicable Services Provider and Recipient shall cooperate with each other in all reasonable respects in matters relating to the provision and receipt of the Administrative Services. Such cooperation shall include obtaining all consents, licenses or approvals necessary to permit each party to perform its obligations hereunder.

4	Authority

Notwithstanding anything to the contrary contained in clause 3, each Services Provider acknowledges and agrees that it shall provide the services set forth in clause 3 subject to the ultimate authority of each of the Services Recipients to control its own business and affairs. Each Party acknowledges that the services provided hereunder by the Services Providers are intended to be administrative and technical support services and are not intended to set policy for each of the Services Recipients.

Administrative Services Agreement

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5	Charges for Services

5.1	In consideration for the provision of services under clause 3, the Services Providers shall charge each of the Services Recipients (including any applicable taxes, in connection with the provision of such services), based upon:

(i)	an amount equal to the direct cost that the Services Providers estimates it will incur or actually incurs in performing those services including third party charges incurred in providing services pursuant to clause 3 (and space shall be charged in accordance with the Schedule hereto), plus

(ii)	a reasonable allocation of other costs (including, without limitation, any irrecoverable value added tax or similar tax the Services Providers estimates it will incur or actually incurs in connection with such services, depreciation and amortization) determined in a consistent and fair manner so as to cover the Services Providers’ appropriate costs or in such other manner as the Parties shall agree. The Services Providers shall not charge the Services Recipients any portion of any tax for which the Services Providers receives a rebate or credit, or to which the Services Providers are entitled to a rebate or credit, together with such mark up (if any) as the relevant Parties may agree from time to time.

5.2	Any value added or other turnover taxes required to be charged in respect of services provided hereunder shall be separately charged in addition to any charges otherwise due hereunder.

5.3	Each Services Recipient shall pay to the relevant Services Provider the aggregate charge for services provided under this Agreement in arrears within 30 days after each calendar month. Amounts due by any one Services Recipient to any one Services Provider under the Agreement shall be set off against amounts due by the second party to the first under this or any other Agreement.

5.4	To the extent that any Services Recipient provides any services to any Services Provider under clause 3.2 hereof, then the provisions of this Agreement including clauses 5 and 8 shall apply to the provision of such services mutatis mutandis.

6	Exculpation and Indemnity; Other Interests

6.1

Each Services Provider (including its partners, officers, directors and employees) shall not be liable to any of the Services Recipients or the shareholders of the Services Recipients for any acts or omissions taken or not taken in good faith on behalf of any of them and in a manner reasonably believed by the Services Provider to be within the scope of the authority granted to it by this Agreement and in the best interests of the Services Recipients, except for acts or omissions constituting fraud or wilful misconduct in the performance of the Services Provider’s duties under this Agreement. Notwithstanding the foregoing, the Services Providers shall be liable to the Services Recipients for any losses incurred by any of them in connection with the provision of the Services Provider’s services hereunder to the extent such Services Provider is entitled to be reimbursed by an unaffiliated third party for any such liability. The Services Recipients shall indemnify,

Administrative Services Agreement

Tower Bridge International Services L.P. and others

Cantor Fitzgerald, L.P and others

defend and hold harmless the Services Providers (and their stockholders, partners, officers, directors and employees) from and against any and all claims or liabilities of any nature whatsoever (including consequential damages and reasonable attorney’s fees) arising out of or in connection with any claim against the Services Providers under or otherwise in respect of this Agreement, except where attributable to the fraud or wilful misconduct of the Services Providers.

6.2	Each Services Recipient (including its officers, directors and employees) shall not be liable to any of the Services Providers or the shareholders of the Services Provider for any acts or omissions taken or not taken in good faith on behalf of such Services Recipient and in a manner reasonably believed by such Services Recipient to be within the scope of the authority granted to it by this Agreement and in the best interests of the Services Provider, except for acts or omissions constituting fraud or wilful misconduct in the performance of such Services Recipient’s duties under this Agreement. Notwithstanding the foregoing, the Services Recipients shall be liable to the Services Providers for any losses incurred by the Services Providers in connection with the provision of the Services Recipients’ services hereunder to the extent such Services Recipient is entitled to be reimbursed by an unaffiliated third party for any such liability. The Services Providers shall indemnify, defend and hold harmless the Services Recipients (and their stockholders, partners, officers, directors and employees) from and against any and all claims or liabilities of any nature whatsoever (including consequential damages and reasonable attorney’s fees) arising out of or in connection with any claim against the Services Recipients under or otherwise in respect of this Agreement, except where attributable to the fraud or wilful misconduct of the Services Recipients.

6.3	Save to the extent prohibited by law, the provision of clauses 6.1 and 6.2 sets out the entire liability of the parties to each other.

6.4	Nothing in this Agreement shall prevent any of the Services Providers, the Services Recipients or their Affiliates from engaging in or possessing an interest in other business ventures of any nature or description, independently or with others, whether currently existing or hereafter created, and any Party hereto who is not a party to such arrangements shall have any rights in or to such independent ventures or to the income or profits derived therefrom.

7	Relationship of the Parties

No partnership, joint venture or other arrangement shall be deemed to be created by this Agreement. Except as expressly provided herein, none of the Services Providers nor any of the Services Recipients nor their respective Affiliates shall have any claim against any of the others or right of contribution by virtue of this Agreement with respect to any uninsured loss incurred by any of the others, nor shall either of them have a claim or right against any of the others by virtue of this Agreement with respect to any loss that is deemed to be included within the deductible, retention or self-insured portion of any insured risk.

8	Audit

Any party hereto may request a review, by those certified public accountants who examine the Services Providers or the Service Recipients’ books and records, of the other party’s cost allocation to the requesting party to determine whether such allocation is proper under the procedures set forth herein. Such a review is to be conducted at the requesting party’s expense.

Administrative Services Agreement

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9	Services by Third Parties

Except with respect to space made available to each of the Services Recipients pursuant to Schedule A, each of the Services Recipients may in its absolute discretion and without cause procure any of the services or benefits specified in clause 3 from a third party or may provide such services or benefits for itself. The Services Provider shall discontinue providing such services or benefits upon written notice by the discontinuing party, delivered at least 90 days before the requested termination date. The terminating Services Recipient shall pay to the Providing Parties an amount equal to the costs incurred by the Providing Parties as a result of such termination, including without limitation, any severance or cancellation fees.

10	Failure to Perform the Administrative Services

In the event of any breach of this Agreement by the Services Provider with respect to any error or defect in providing any Administrative Service, the Services Provider shall, at the Services Recipient’s request, without the payment of any further fees by the Services Recipient, use its commercially reasonable best efforts to correct or cause to be corrected such error or defect or reperform or cause to be reperformed such Administrative Service, as promptly as practicable.

11.	Force Majeure

The Services Providers do not warrant that any of the services or benefits herein agreed to be provided shall be free of interruption caused by acts of God, strikes, lockouts, accidents, inability to obtain third-party co-operation or other causes beyond its respective control. No such interruption of services or benefits shall be deemed to constitute a breach of any kind whatsoever.

12	Post-Termination Payments

Notwithstanding any provision herein to the contrary, all payment obligations hereof shall survive the happening of any event causing termination of this Agreement until all amounts due hereunder have been paid.

13	Confidentiality

13.1

Except as otherwise provided in this Agreement, (a) the Services Provider shall, and shall cause its affiliates (and their respective accountants, counsel, consultants, employees and agents to whom they disclose such information), to keep confidential all information in the possession of the Services Provider that in any way relates to the Services Recipient, and (b) the Services Recipient shall, and shall cause its affiliates (and their respective accountants, counsel, consultants, employees and agents to whom they disclose such information), to keep confidential all information in possession of the Services Recipient that relates to the Services Provider and is not information related to the Services Recipient or its assets. The provisions of this clause do not apply to the disclosure by

Administrative Services Agreement

Tower Bridge International Services L.P. and others

Cantor Fitzgerald, L.P and others

either party hereto or their respective affiliates of any information, documents or materials (i) which are, or become, publicly available, other than by reason of a breach of this clause by the disclosing party or any affiliate of the disclosing party, (ii) received from a third party not bound by any confidentiality agreement with the other party hereto, (iii) required by applicable law to be disclosed by that party, or (iv) necessary to establish such party’s rights under this Agreement, provided that in the case of clauses (iii) and (iv), the person intending to make disclosure of confidential information will promptly notify the party to whom it is obligated to keep such information confidential and, to the extent practicable, provide such party a reasonable opportunity to prevent public disclosure of such information.

13.2	Upon the request of a Services Recipient and upon termination of the relevant Administrative Service and/or this Agreement, each Services Provider shall provide the Services Recipient with any data or information generated with respect to the Administrative Services provided to the Services Recipient in a format usable by the Services Recipient. The Services Recipient shall pay the cost, if any, of converting such data or information into the appropriate format.

14	Miscellaneous

14.1	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, and assigns. Neither of the Services Providers on the one hand nor any of the Services Recipients on the other hand shall have the right to assign all or any portion of its rights under and the benefits of this Agreement without the prior written consent of the other save that the Services Providers may without the consent of any of the Services Recipients, assign this Agreement in whole or in part hereunder to another BGC Entity.

14.2	No waiver by any party hereto of any of its rights under this Agreement shall be effective unless in writing and signed by a director of the party waiving such right. No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach, whether or not of the same nature. This Agreement may not be modified or amended except in writing signed by directors of each of the parties hereto. This Agreement may not be modified or amended except (i) by a writing signed by officers or directors of the Services Recipients and the Services Providers or the relevant parties as the case may be; and (ii) such modification or amendment is approved by a majority of the outside directors of the Board of Directors of BGC Partners, Inc. For purposes of this Agreement, an outside director shall mean a director who is not an employee, partner or affiliate (other than solely by reason of being a director of BGC Partners, Inc.) of BGC Partners, Inc., CFLP or any of their respective affiliates. Up to the time that outside directors of BGC Partners, Inc. are appointed, then such modifications or amendments must be approved by the members of the Audit Committee of the Board of Directors of eSpeed, Inc.

14.3	Save as is set out herein to the contrary or in the Administrative Services Agreement dated on or about the date hereof among CFLP and BGC Partners, Inc, this Agreement constitutes the entire Agreement of the parties with respect to the services and benefits described herein, and cancels and supersedes any and all prior written or oral contracts or negotiations between the parties with respect to the subject matter hereof including the following Administrative Services Agreements between:

Administrative Services Agreement

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(i)	Cantor Fitzgerald International and Cantor Fitzgerald Europe, dated 31 October 2000,

(ii)	Cantor Fitzgerald International and Cantor Index Limited, dated 31 December 2000,

(iii)	Cantor Fitzgerald International and CO2e.com Limited, dated 14 October 2002,

(iv)	BGC International and Cantor G&W International L.P. and,

(v)	BGC International and Cantor Fitzgerald (Hong Kong) Capital Markets Limited, dated 27 November 2006.

In the event of any conflict between the Administrative Services Agreement, dated on or about the date hereof, among CFLP and BGC Partners, Inc. and this Agreement, this Agreement shall govern.

14.4	This Agreement shall be strictly construed as independent from any other agreement or relationship between the parties.

14.5	Any notice, request or other communication required or permitted in this Agreement shall be in writing and shall be sufficiently given if personally delivered or if sent by registered mail, postage prepaid, to the addresses of the entities shown on page 1 of this Agreement or to the entity’s registered office. The address of any party hereto may be changed on notice to the other duly served in accordance with the foregoing provisions.

14.6	The Parties to this Agreement understand and agree that any or all of the obligations of the Services Providers set forth herein may be performed by Services LP, BGCI or any of the BGC Entities.

14.7	In the event any of the Services Recipients uses assets that are subject to a lease (operating or otherwise) between any Services Provider and a third party to provide assets or services to that Services Provider, the Services Recipients shall comply with the terms and conditions of such lease.

14.8	Any subsidiary or affiliate of CFLP or the Services Providers, which provides or receives Services under this Agreement now or in the future shall automatically become a party to this Agreement and be bound by all of its terms and conditions without having to execute a counterpart to this Agreement. Any branches of the parties hereto or which become a party hereto pursuant to clauses 14.8 and 14.9 shall, unless stated to the contrary in writing, be bound by the terms of this Agreement also.

14.9	CFLP may nominate in writing an entity that may be deemed to be a CF Entity hereunder provided such entity complies with the provisions hereof and provided Services LP consents in writing to such nominated entity becoming a party hereto.

14.10	This Agreement may be executed in counterparts.

14.11	No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

Administrative Services Agreement

Tower Bridge International Services L.P. and others

Cantor Fitzgerald, L.P and others

15	Law and Jurisdiction

This agreement will be governed by and construed in accordance with English law and the parties hereby submit to the non-exclusive jurisdiction of the English courts.

IN WITNESS whereof this Agreement has been entered into the day and year first written above.

SIGNED on behalf of

TOWER BRIDGE

INTERNATIONAL SERVICES L.P.

acting through its General Partner

TOWER BRIDGE GP LIMITED

name: title:

SIGNED on behalf of

BGC INTERNATIONAL

name: title:

SIGNED on behalf of

CANTOR FITZGERALD, L.P

name: title:

SIGNED on behalf of

CANTOR FITZGERALD EUROPE

name: title:

SIGNED on behalf of

CANTOR INDEX LIMITED

name: title:

Administrative Services Agreement

Tower Bridge International Services L.P. and others

Cantor Fitzgerald, L.P and others

SIGNED on behalf of

CANTORCO2E LIMITED

name: title:

SIGNED on behalf of

CANTOR GAMING LIMITED

name: title:

SIGNED on behalf of

CANTOR G&W INTERNATIONAL LP

Acting through its General Partner

Cantor G&W International Holdings, LLC

name: title:

SIGNED on behalf of

CANTOR FITZGERALD (HONG KONG)

CAPITAL MARKETS LIMITED

name: title:

SIGNED on behalf of

CANTOR FITZGERALD (SOUTH

AFRICA) PTY LIMITED

name: title:

SIGNED on behalf of

CLIMATE WAREHOUSE UK

LIMITED

name: title:

Administrative Services Agreement

Tower Bridge International Services L.P. and others

Cantor Fitzgerald, L.P and others

SCHEDULE

Space Sharing for Offices

(a) Licence to share space. During the term of this Agreement, and for so long only as the parties are permitted by the terms of any lease, licence or other arrangement, a Services Recipient may share with a Services Provider the occupation of the whole or any part of the Services Provider’s offices (“Office”) for the purposes permitted under the agreement pursuant to which the Services Provider occupies the Office, subject to the terms set out in this Schedule. The space to be shared by each of the Services Recipients and the Services Provider may be agreed between them in writing, but may be expanded or contracted if and as agreed by the parties from time to time. At the request of the Services Provider, each of the Services Recipients shall vacate the Office immediately if it is no longer permitted by the forms of any lease, licence or other arrangement to continue such sharing.

b) Consideration. So long as each of the Services Recipients share any part of the Office, such Services Recipient shall pay to the Services Provider in accordance with clause 6 of the Agreement an amount equal to the product of (X) the average rate per square foot, metre or other unit of measurement then being paid by the Services Provider for the Office (such amount to include if applicable rent and any service charge, insurance charge, rates and other outgoings of each of the Services Recipients) and (Y) the number of square feet, metres or other unit agreed pursuant to paragraph (a) above. In addition, the applicable Services Recipient shall pay to the Services Provider in accordance with clause 5 of the Agreement an amount equal to the sum of the costs allocated under generally accepted accounting principles, including, without limitation, leasehold amortization expenses, depreciation, overhead, taxes and repairs in respect of the applicable Office multiplied by a fraction, the numerator of which equals the number of square feet, metre or other unit of measurement made available for use by the Services Recipient and the denominator of which equals to the total number of square feet, metre or other unit of measurement leased or licensed by the Services Provider under the lease or license for the applicable Office. Payments for any partial calendar month shall be prorated on a daily basis.

(c) Compliance with lease licence or other arrangement. Each of the Services Recipients hereby agrees not to take any action or fail to take any action in connection with its sharing of any part of the Office as a result of which the Services Provider would be in breach of any of the terms and conditions of the lease licence or other arrangement or other restriction or obligation affecting the Services Provider’s use of such Office. Each of the Services Recipients agrees to comply with the terms and provisions of any such lease licence or other arrangement in which it shares space. There is no intention to create between a Services Provider and any of the Services Recipients the relationship of lessor and lessee (or equivalent relationship) in relation to the Office other than may be specifically set out in a separate agreement between Services Provider and the Services Recipient. The same shall apply notwithstanding that a Services Recipient has entered into a sub-lease with a Services Provider or direct lease with the landlord. Any sharing of space, sublease or other arrangement shall be subject to any third party consents, including the landlord’s.

(d) Space used. Initial Square foot, metre or other unit to be used by each Services Recipient shall be set out in a further schedule which shall be executed between each relevant Services Provider and Recipient and which shall form part of this Agreement.